DEBTOR-IN-POSSESSION
CREDIT AND SECURITY AGREEMENT
BY AND AMONG
RCLC, INC.,
RONSON AVIATION, INC.,
RCPC LIQUIDATING CORP. , AND
RCC INC.
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
Acting through its Wells Fargo Capital Finance operating division

August ___, 2010

Article IV CONDITIONS OF LENDING		31
Section 4.1.	Conditions Precedent to the Initial Advances	31
Section 4.2.	Conditions Precedent to All Advances	32

Article V REPRESENTATIONS AND WARRANTIES		33
Section 5.1.	Existence and Power; Name Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	33
Section 5.2.	Capitalization	33
Section 5.3.	Authorization of Borrowing; No Conflict as to Law or Agreements	33
Section 5.4.	Legal Agreements	34
Section 5.5.	Subsidiaries	34
Section 5.6.	Budget	34
Section 5.7.	Litigation	34
Section 5.8.	Regulation U	34
Section 5.9.	Taxes	34
Section 5.10.	Titles and Liens	34
Section 5.11.	Intellectual Property Rights	34
Section 5.12.	Reserved	35
Section 5.13.	Default	35
Section 5.14.	Reserved	36
Section 5.15.	Submissions to Lender	36
Section 5.16.	Financing Statements	36
Section 5.17.	Rights to Payment	36
Section 5.18.	Reserved	36
Section 5.19.	Inactive Subsidiaries	36
Section 5.20.	Administrative Priority; Lien Priority	36
Section 5.21.	Appointment of Trustee or Examiner; Liquidation	37
Section 5.22.	The Chapter 11 Case	37

Article VI COVENANTS		37
Section 6.1.	Reporting Requirements	37
Section 6.2.	Financial Covenants	39
Section 6.3.	Permitted Liens; Financing Statements	40
Section 6.4.	Indebtedness	41
Section 6.5.	Guaranties	41
Section 6.6.	Investments and Subsidiaries	41
Section 6.7.	Dividends and Distributions	42
Section 6.8.	Salaries	42
Section 6.9.	Intentionally Omitted	42
Section 6.10.	Books and Records; Collateral Examination, Inspection and Appraisals	42
Section 6.11.	Account Verification	43
Section 6.12.	Compliance with Laws	43
Section 6.13.	Payment of Taxes and Other Claims	43
Section 6.14.	Maintenance of Properties	44
Section 6.15.	Insurance	44

DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT

Dated August ___, 2010

RCLC, INC (f/k/a Ronson Corporation), a New Jersey corporation and a debtor-in-possession (“RCLC”), RCPC, INC., (f/k/a Ronson Consumer Products Corporation) a New Jersey corporation and a debtor-in-possession (“RCPC”), and RONSON AVIATION, INC., a New Jersey corporation and a debtor-in-possession (“RAI”, and together with RCLC and RCPC, are collectively and individually referred to herein as the “Borrower” or “Borrowers”), RCC INC. (f/k/a Ronson Corporation of Canada Ltd), a corporation organized under the laws of the Provence of Ontario, Canada (“RCC”), as guarantor, and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Article I herein, the “Lender”) acting through its  Wells Fargo Capital Finance operating division, hereby agree as follows:

WHEREAS, on August 17, 2010 (the “Petition Date”), the Borrowers commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of New Jersey, and the Borrowers have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession;

WHEREAS, the Loan Parties and the Lender are party to that certain Credit and Security Agreement dated May 30, 2008 (as amended, modified and restated from time to time, including pursuant to that certain Forbearance Agreement dated as of March 29, 2009,  the “Pre-Petition Credit Agreement”), pursuant to which the Lender has made and the Loan Parties are indebted to the Lender for certain prepetition loans, advances and other amounts thereunder (including, without limitation, accrued but unpaid interest (including default interest), fees and expenses collectively, the “Pre-Petition Obligations”);

WHEREAS, Borrowers are unable to obtain funds or credit on any other terms; and

WHEREAS, the Borrowers have asked the Lender to make post-petition loans and advances to the Borrowers consisting of a debtor-in-possession revolving credit facility in an aggregate principal amount not to exceed $2,700,000 at any time outstanding; and

WHEREAS, Lender is willing to provide such financing, subject to the terms and conditions set forth herein, including that all of the Obligations hereunder and under the other Loan Documents constitute allowed superpriority administrative expense claims pursuant to Sections 364(c) and 364(d)(1) of the Bankruptcy Code in the Chapter 11 Case and are secured by a priming first priority lien on substantially all of Borrowers’ personal property, in each case as set forth herein and in the Financing Orders;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                      Definitions.  Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accommodation Overadvance” is defined in Section 2.1.1

“Accommodation Overadvance Limit” means up to $2,450,000 from the Closing Date through the Termination Date.

“Accommodation Overadvance Funding Date” shall mean the Closing Date.

“Accounts” shall have the meaning given it under the UCC.

“Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of five percent (5.0%).

“Advance” means a Revolving Advance.

“Affiliate” or “Affiliates” means Parent and any other Person controlled by, controlling or under common control with the Borrowers, including any Subsidiary of the Borrowers.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Debtor-in-Possession Credit and Security Agreement, as same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the outstanding principal balance of the Revolving Note.

“Bankruptcy Code”, means Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey or any other court having competent jurisdiction over the Chapter 11 Case.

“Borrower Representative” is defined in Section 8.15.

“Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line Amount; or

 (b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           The product of the Accounts Advance Rate times Eligible Accounts, plus

(ii)           The lesser of (A) thirty-six percent (36%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, of Eligible Inventory owned by RAI, (B) eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time, of the Net Orderly Liquidation Value of Eligible Inventory owned by RAI, or (C) $200,000, less,

(iii)           The Borrowing Base Reserve, less

(iv)           The amount of all Pre-Petition Obligations owing to Lender (excluding however from the calculation of Pre-Petition Obligations for purposes of this paragraph (iv), the outstanding principal balance of the Real Estate Term Advance, as such term is defined in the Pre-Petition Credit Agreement), less

(v)           the amount of the Carveout, less

(vi)           Indebtedness that Borrowers owe to the Lender that has not yet been advanced on the Revolving Note, and an amount that the Lender in its reasonable discretion finds on the date of determination to be equal to the Lender’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement extended to the Borrowers by the Lender that is not described in Article II of this Agreement  and any indebtedness owed by the Borrowers to Wells Fargo Merchant Services, L.L.C.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral of Borrower, or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s reasonable judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that constitutes a Default or an Event of Default.

“Budget” means the projections showing all projected cash receipts and all projected cash disbursements (with reasonable detail as to sources of cash receipts and identification of cash disbursements) for the Borrower delivered pursuant to Section 5.6 to the Lender, covering the period commencing on the Closing Date and ending on October 1, 2010.  The Budget shall be substantially in the form of Exhibit A annexed hereto and made a part hereof.

“Budget Compliance Certificate” means a written certificate, substantially in the form annexed hereto as Exhibit B, signed by an authorized officer of the Borrower, who shall be acceptable to the Lender, delivered weekly pursuant to Section 6.2(a) to the Lender, which shall, inter alia, (i) reflect the Borrower’s cash receipts and cash disbursements for the immediately preceding week, including a comparison of such cash receipts and cash disbursements with those projected for such week, (ii) confirm that the proceeds of the Advances to be used during the upcoming week are for one of the types of cash disbursements set forth in the Budget and in compliance with the maximum amounts permitted to be expended thereunder for the relevant time period in accordance with the Budget, and (iii) certify that no Default or Event of Default has occurred and/or is continuing, or, if a Default or an Event of Default has occurred and/or is continuing, that a Default or Event of Default has occurred together with the description of such Default or Event of Default.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Carveout” means all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the U.S. Trustee pursuant to 28 U.S.C. § 1930(a).

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset which is capitalized on a balance sheet in accordance with GAAP, whether payable currently or in the future.

“Cash Collateral” means the value from time to time of cash or cash equivalents pledged to the Lender by the Borrowers.

“Chapter 11 Case” means the Chapter 11 case commenced by the Borrowers on the Petition Date in the Bankruptcy Court.

“Change of Control” means the occurrence of any of the following events:

(a)           Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not a Five Percent Owner on the Funding Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the voting power of all classes of equity securities of a Borrower;

(b)           Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is not a Five Percent Owner on the Funding Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the voting power of all classes of equity securities of Parent;

(c)           During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Borrower, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office;

(d)           During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Parent (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Borrower, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Parent then in office; or

(e)           Any one or more of Louis V. Aronson II or Erwin M. Ganz shall cease to actively manage the Borrower’s day-to-day business activities; provided however, a Change of Control shall not be deemed to have occurred if Erwin M. Ganz shall cease to actively manage the Borrower’s day-to-day business activities and a replacement officer, reasonably acceptable to Lender, assumes the duties and responsibilities vacated by Erwin M. Ganz within thirty (30) days thereafter.

“Claim” has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.

“Closing Date” means the date upon which the Interim Financing Order has been entered and all conditions precedent to the initial Advance and this Agreement have been satisfied or waived by Lender in writing.

“Collateral” means all right of title and interest of the Borrower in and to Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, documents of title, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) proceeds of any and all of the foregoing; (viii) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

“Collateral Account” means the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement, and any similar account established from time to time by any Borrower with a depositary bank acceptable to Lender and which is subject to an agreement among Lender, such Borrower and such depositary bank, in form and substance acceptable to Lender.

“Commitment” means the Lender’s commitment to make Advances to the Borrowers.

 “Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility under which Revolving Advances may be made available to the Borrower by the Lender under Article II.

“Cut-off Time” means 11:59 a.m. Central Time.

“Debt” means, of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate, as such rate may change from time to time.

“Deposit Account Control Agreement” means each deposit account control agreement relating to each deposit account maintained by a Borrower with a depository bank, among Lender, such Borrower and such depositary bank, in form and substance acceptable to Lender.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrower’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a director if the Loan Party is a corporation, a governor or manager if the Loan Party is a limited liability company, or a general partner if the Loan Party is a partnership.

“Dollars” or “$”  means lawful currency of the United States of America.

“Effective Date” means the date upon which a plan of reorganization has become effective that provides for the termination of all of the Lender’s commitments to make further loans or Advances under this Agreement and payment in full, in cash, of all Pre-Petition Obligations and the payment in full, in cash, of all Obligations, in a manner satisfactory to the Lender.

“Eligible Accounts” means all unpaid Accounts of a Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)           That portion of Accounts unpaid 90 days or more after the invoice date;

(ii)           That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)           That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by the Borrower to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)           Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)           Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws; provided, however, that at no time shall Eligible Accounts due from the United States government exceed $100,000);

(vi)           Accounts denominated in any currency other than United States dollars;

(vii)           Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion and to the extend applicable, naming the Lender as beneficiary or assigned to the Lender;

(viii)           Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)           Accounts owed by a Five Percent Owner, Subsidiary, Affiliate, Officer or employee of the Borrower, including, without limitation, any Accounts owed from a Loan Party to another Loan Party;

(x)           Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien (other than a Permitted Lien described in Section 6.3(a)(iii) and 6.3(a)(vii)) in favor of any Person other than the Lender;

(xi)           That portion of Accounts that has been restructured, extended, amended or modified;

(xii)           That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii)           Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty percent (20%) of the aggregate amount of all Eligible Accounts;

(xiv)           Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (xi) above; and

(xv)           Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Inventory” means all Inventory of a Borrower, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

(i)           Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any lien or encumbrance (other than a Permitted Lien described in Section 6.3(a)(iii) and 6.3(a)(vii)), that is subordinate to the Lender’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender;

(ii)           Supplies, packaging, maintenance parts or sample Inventory, or customer supplied parts or Inventory;

(iii)           Work-in-process Inventory;

(iv)           Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(v)           Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi)           Inventory that is perishable or live;

(vii)           Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii)           Inventory that is subject to a Lien (other than a Permitted Lien described in Section 6.3(a)(iii) and 6.3(a)(vii)) in favor of any Person other than the Lender;

(ix)           Inventory stored at locations not owned or leased by Borrower;

(x)           Inventory stored at locations owned or leased by Borrower holding less than ten (10%) of the aggregate value of the Borrower’s Inventory, other than Inventory of RAI; and

(xi)           Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Environmental Law” means any federal, state, provincial, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the UCC.

“Event of Default” is defined in Section 7.1.

“Executive Officer” means, when used with reference to a Loan Party, its president, its chief executive officer, its chief financial officer and any vice president of the Parent in charge of a principal business unit, division or function (such as sales, administration or finance).

“Financial Covenants” means the covenants set forth in Section 6.2.

“Final Financing Order” means a final order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code, approving this Agreement, the other Loan Documents, confirming the Interim Financing Order, and authorizing on a final basis the incurrence by the Borrower of permanent post-petition secured and super priority indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, in substantially the form of Exhibit C hereto and which is in form and substance satisfactory to the Lender in its sole discretion.

“Financing Orders” means each and both the Interim Financing Order and the Final Financing Order.

“First Day Orders” means all orders entered by the Bankruptcy Court in the Chapter 11 Case based on motions filed on the Petition Date.

“Five Percent Owner” means the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of an amount equal or greater than five percent (5%) of the voting power of all classes of equity securities of Parent.

“Floating Rate” means with respect to (i) Revolving Advances evidenced by the Revolving Note (other than the Accommodation Overadvance), an annual interest rate equal to the sum of the Prime Rate plus three and one-half percent (3.50%) and (ii) with respect to the Accommodation Overadvance, an annual interest rate equal to the sum of the Prime Rate plus eight percent (8.00%).

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funding Date” is defined in Section 2.1.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 6.1

“General Intangibles” means “general intangibles” as defined in under the UCC.

“Guarantor” means RCC and every other Person now or in the future who agrees to guaranty the Indebtedness.

“Guaranty” means each unconditional continuing guaranty executed by a Guarantor in favor of the Lender.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Inactive Subsidiaries” means Prometcor and Ronson Hydraulics.

“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender or with Wells Fargo Merchant Services, L.L.C., and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Indemnified Liabilities” is defined in Section 8.6

“Indemnitees” is defined in Section 8.6.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intangible Assets” means all intangible assets as determined in accordance with GAAP and including Intellectual Property Rights, goodwill, accounts due from Affiliates, Directors, Officers or employees, customer lists, deferred charges or any securities or Debt of the Borrower or any other securities unless the same are readily marketable in the US or entitled to be used as a credit against federal income tax liabilities, non-compete agreements and any other assets designated from time to time by the Lender, in its sole discretion.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names, designs or mask works.

“Interest Payment Date” is defined in Section 2.9(a).

“Interim Facility” means that portion of the Permanent Facility made available to the Borrower prior to entry of the Final Financing Order, as approved by the Interim Financing Order.

“Interim Financing Order” means that certain order entered by the Bankruptcy Court in substantially the form of Exhibit D hereto and otherwise in form and substance satisfactory to the Lender in its sole discretion.

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Capital Finance operating division, or to any other operating division of Lender.

“Licensed Intellectual Property” is defined in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Revolving Notes, each Guaranty, the Financing Orders, the Environmental Indemnification Agreement, and the Security Documents, together with every other agreement, note, document, contract or instrument to which a Loan Party now or in the future may be a party and which is required by the Lender.

“Loan Party” or “Loan Parties” shall mean individually and collectively, the Borrowers and RCC.

“Lockbox” means “Lockbox” as defined in the Wholesale Lockbox and Collection Account Agreement, and any other lockbox established from time to time by any Borrower with a lockbox agent acceptable to Lender and which is subject to an agreement among Lender, such Borrower and such lockbox agent, in form and substance acceptable to Lender.

“Material Adverse Effect” means any of the following:

(i)           A material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of any Loan Party;

(ii)           A material adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents;

(iii)           A material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(iv)           Any claim against any Loan Party or threat of litigation which if determined adversely to such Loan Party would cause such Loan Party to be liable to pay an amount, after allowance for all applicable insurance coverage, exceeding $75,000 or would result in the occurrence of an event described in clauses (i), (ii) or (iii) above.

“Maturity Date” means October 1, 2010.

“Maximum Line Amount” means $2,700,000, unless this amount is reduced pursuant to Section 2.11, in which event it means such lower amount.

“Mortgage” means that certain Leasehold Mortgage and Assignment of Rents and Leases dated as of the date of the Pre-Petition Credit Agreement upon the Mortgaged Property, as the same may be modified, amended or restated from time to time.

“Mortgaged Property” means that certain real property located in Mercer County, New Jersey subject to that certain lease between Ronson Helicopters, Inc. (now known as Ronson Aviation, Inc.), as lessee, and County of Mercer, as lessor, dated May 14, 1975, as amended, as more particularly described in the Mortgage.

“Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Obligations” means each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender or its Affiliates or Subsidiaries, including without limitation, all Advances, Indebtedness and other  obligations hereunder and under the other Loan Documents or the Pre-Petition Credit Agreement, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all Pre-Petition Obligations and all Post-Petition Obligations, and whether arising under any Loan Document between the Borrower and the Lender, whether now in effect or subsequently entered into.

“Officer” means with respect to the Loan Parties, an officer if the applicable Loan Party is a corporation, a manager if the applicable Loan Party is a limited liability company, or a partner if the applicable Loan Party is a partnership.

“OFAC” is defined in Section 6.12(b).

“Overadvance” means the amount, if any, by which the then outstanding principal balance of the Revolving Note is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Section 5.11(a).

“Owner” means with respect to the Loan Parties, each Person having legal or beneficial title to an ownership interest in the Loan Parties or a right to acquire such an interest.

“Parent” means RCLC, Inc.

“Patent and Trademark Security Agreement” shall have the meaning set forth in the Pre-Petition Credit Agreement.

“Payments” means transfers of cash from Borrower to Lender on account of the Obligations.

“Permanent Facility” means the revolving loan facility made available to the Borrower under this Agreement, as approved by the Final Financing Order.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Petition Date” has the meaning set forth in the recitals of this Agreement.

“Post-Petition Obligations” means all Obligations of Borrower to Lender arising under this Agreement.

“Premises” means all locations where the Borrower conducts its business and has any rights of possession, including the locations legally described in Exhibit E attached hereto.

“Pre-Petition Credit Agreement” has the meaning set forth in the recitals of this Agreement.

“Pre-Petition Lender” means the Lender, in its capacity as the “Lender” under the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the Pre-Petition Credit Agreement and each of the “Loan Documents” as defined therein.

“Pre-Petition Obligations” has the meaning set forth in the recitals of this Agreement.

“Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

“Prometcor” means Prometcor, Inc., a New Jersey corporation.

“Revolving Advance” is defined in Section 2.1.

“Revolving Note” means the Borrowers’ revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit E hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Ronson Hydraulics” means Ronson Hydraulics Units Corporation, a North Carolina corporation.

“Sale Order” means a final order approved by the Bankruptcy Court and no longer subject to appeal or the possibility of appeal, approving the Sale Transaction in form and substance satisfactory to Lender.

“Sale Transaction” shall mean the sale or disposition pursuant to Section 363 of the Bankruptcy Code, which may be accomplished by one or more individual sales or dispositions, by Borrowers of all, substantially all, or a significant portion of the assets of RAI (other than sales or other dispositions of Inventory in the ordinary course of Borrowers’ business) pursuant to the terms and conditions of a Sale Transaction Agreement.

“Sale Transaction Agreement” shall mean, as applicable, (i) the Stalking Horse Agreement, or (ii) such other agreement that provides for the sale or disposition pursuant to Section 363 of the Bankruptcy Code, which may be accomplished by one or more individual sales or dispositions, by Borrower of all, substantially all, or a significant portion of the assets of RAI (other than sales or other dispositions of Inventory in the ordinary course of Borrowers’ business) on such terms and conditions acceptable to the Lender in its reasonable discretion and approved by the Bankruptcy Court in accordance with the Sale Transaction Schedule.

“Sale Transaction Bidding Procedures” shall mean certain procedures approved by the Bankruptcy Court and acceptable to the Lender pursuant to which Borrowers shall conduct the Sale Transaction pursuant to the Sale Transaction Schedule, including without limitation, the solicitation of competing offers, the review and evaluation of offers, the conducting of an auction, the deadline by which responses to the Sale Transaction Motion and replies thereto are to be filed, and the time periods by which such events or tasks are to be accomplished or occur.

“Sale Transaction Motion” shall mean a motion filed in the Chapter 11 Case seeking approval by the Bankruptcy Court of the Sale Transaction Bidding Procedures and the Sale Transaction in accordance with the Sale Transaction Schedule and pursuant to the terms of a Sale Transaction Agreement.

“Sale Transaction Schedule” shall mean the following schedule of events by which the Sale Transaction is to occur and be accomplished on or prior to the applicable date:

i.	the Stalking Horse Agreement shall be executed on or before August 26, 2010;

ii.	the Sale Transaction Motion shall have been filed and approved by the Bankruptcy Court on or before August 31, 2010;

iii.
the Freeholders of the County of Mercer, New Jersey shall have approved the assignment of that certain lease between RAI, as lessee, and County of Mercer, as lessor, dated May 14, 1975, as amended, as more particularly described in the Mortgage, to the proposed purchaser under the Sale Transaction Agreement on or before September 7, 2010;

iv.
Borrower shall have completed an auction with respect to the Sale Transaction and filed a motion to approve the sale of all of the Borrower’s assets pursuant to Section 363(b) of the Bankruptcy Code on or before September 27, 2010;

v.	the Bankruptcy Court shall have entered the Sale Order on or before September 29, 2010; and

vi.	the Sale Transaction shall be consummated pursuant to the terms of the applicable Sale Transaction Agreement on or before October 1, 2010.

“Security Agreements” means each Security Agreement or Collateral Pledge Agreement now or hereafter executed by a Loan Party in favor of the Lender dated the same date as this Agreement

“Security Documents” means the Pre-Petition Credit Agreement, this Agreement, the Wholesale Lockbox and Collection Account Agreement, the Deposit Account Control Agreements, the Mortgage, the Patent Security Agreements, the Trademark Security Agreements, the Security Agreements, any other Pre-Petition Loan Document, Loan Document and other document delivered to the Lender from time to time to secure the Pre-Petition Obligations and the Post-Petition Obligations.

“Security Interest” is defined in Section 3.1.

“Stalking Horse Agreement” shall mean the agreement to be executed by and between the Borrowers, as seller, and Ross Aviation, or its designee (“Purchaser”), in form and substance reasonably acceptable to the Lender, which shall serve as a baseline bid against which all other bids shall be measured in connection with a Sale Transaction.

“Subordinated Creditors” has the meaning set forth in the Pre-Petition Credit Agreement and those creditors that are subordinated pursuant to the terms of the Financing Orders.

“Subordinated Indebtedness” has the meaning set forth in the Pre-Petition Credit Agreement and that indebtedness that is subordinated pursuant to the terms of the Financing Orders.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the Borrower.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrowers terminate the Credit Facility pursuant to the terms hereof, or (iii) the date the Lender demands payment of the Obligations, following an Event of Default, pursuant to Section 7.2.

“Trademark Security Agreement” has the meaning set forth in the Pre-Petition Credit Agreement.

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 2.8(b).

“Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and between the Borrower and the Lender.

Section 1.2.                      Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  Terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Pre-Petition Credit Agreement and the Financing Orders.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1.                      Advances

(a)           Revolving Advances.  The Lender agrees, subject to the terms and conditions of this Agreement and the Financing Orders, to make advances (“Revolving Advances”) to (a) the Borrower Representative on behalf of the Borrowers, from time to time from the date that all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount.  The Lender shall have no obligation (a) to make a Revolving Advance to the extent that the amount of the requested Revolving Advance exceeds Availability or (b) to make a Revolving Advance to or for the benefit of the Borrowers to the extent the amount of the requested Revolving Advance exceeds the Borrowing Base.  The Borrowers’ obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section 2.1, the Borrowers may borrow, prepay pursuant to Section 2.12, and reborrow.

(b)           Accommodation Overadvance  Notwithstanding anything contained in Section 2.1 or otherwise in this Agreement to the contrary, the Lender agrees, subject to the terms and conditions of this Agreement, to make Revolving Advances to the Borrowers in amounts which may cause the outstanding balance of the aggregate Revolving Advances to exceed the Availability or which may cause the outstanding balance of Revolving Advances to exceed the Borrowing Base (any such excess Revolving Advances are herein referred to collectively as “Accommodation Overadvances”); provided that the aggregate of any such Accommodation Overadvances outstanding at any one time shall not exceed the Accommodation Overadvance Limit.  All Accommodation Overadvances shall constitute Revolving Advances and in no event shall the total of Revolving Advances exceed the Maximum Line Amount.  The Accommodation Overadvance shall be exempt from the provisions of Section 2.12(a) of this Agreement.

Section 2.2.                      Procedures for Requesting Advances.  The Borrowers shall comply with the following procedures in requesting Revolving Advances:

(a)           Type of Advances.  Each Advance shall be funded as a Floating Rate Advance.

(b)           Time for Requests.  The Borrower shall request each Advance so that it is received by Lender not later than the Cut-off Time on the Business Day on which the Advance is to be made.  Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrower if so requested by the Lender, by (i) an Officer of the Borrower; or (ii) a Person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c)           Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the Borrower’s operating account maintained with the Lender unless the Lender and the Borrower shall agree to another manner of disbursement.  The Lender may also initiate an Advance and disburse the proceeds to any third Person in such amounts as the Lender, in its sole discretion, deems necessary to protect its interest in any Collateral or to purchase Collateral or to exercise any other rights granted to it by the Borrower under Section 6.27.

Section 2.3.                      Reserved.

Section 2.4.                      Reserved.

Section 2.5.                      Reserved.

Section 2.6.                      Reserved.

Section 2.7.                      Interest; Default Interest Rate; Application of Payments; Participations; Usury.

(a)           Interest. Except as provided in Section 2.7(b) and Section 2.7(e), the principal amount of each Advance shall bear interest as a Floating Rate Advance.

(b)           Default Interest Rate.  At any time during any Default Period or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Note shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the fiscal quarter  in which any Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine.  The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of the Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(c)           Application of Payments.  Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the first Business Day following receipt of the payment.  Lender shall apply payments in satisfaction of Indebtedness in the order set forth in Section 8.20.

(d)           Participations.  If any Person shall acquire a participation in the Advances, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.7, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.7, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.

(e)           Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.8.                      Fees.

(a)           Origination Fee.  The Borrowers shall pay the Lender an origination fee of $10,000, which fee shall be (i) fully earned and non-refundable upon execution of this Agreement, (ii) added to the Indebtedness due and owing hereunder and (iii) shall be paid by the Borrowers on the Termination Date.

(b)           Unused Line Fee.  For the purposes of this Section 2.8(b), “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances.  The Borrower agrees to pay to the Lender an unused line fee at the rate of one-quarter of one percent (.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c)           Collateral Monitoring Fee.  The Borrower agrees to pay to the Lender a monthly monitoring fee in the amount of $1,000 per month, due and payable monthly in arrears on the first day of each month and on the Termination Date.

(d)           Collateral Exam Fees.  The Borrower shall pay the Lender  fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or of the Borrower’s operations or business at the rates established from time to time by the Lender (which fees are currently $950 per day per collateral examiner), together with any reasonable related out-of-pocket costs and expenses incurred by the Lender.

(e)           Collateral Monitoring Service Fees. The Borrower shall pay the Lender fees in connection with any service conducted by or on behalf of the Lender for purposes of identifying ineligible Collateral, calculating the Borrowing Base, and performing related collateral monitoring services at the rates established from time to time by the Lender (which fees currently include a monthly fee of $100 for each such aging), together with any reasonable out-of-pocket costs and expenses incurred by Lender, which fees shall be due and payable monthly in arrears on the first day of the month and on the Termination Date.

(f)           Reserved

(g)           Reserved.

(h)           Reserved.

(i)           Reserved.

(j)           Overadvance Fees.  The Borrower shall pay an Overadvance fee in the amount of $500.00 for each day or portion thereof during which an Overadvance exists (other than the Accommodation Overadvance), unless the Overadvance has been agreed to in writing in advance by the Lender without payment of any fee.  The acceptance of payment of an Overadvance fee by the Lender shall not be deemed to constitute either consent to the Overadvance or a waiver of the resulting Event of Default, unless the Lender specifically consents to the Overadvance in writing and waives the Event of Default on whatever conditions the Lender deems appropriate in its reasonable discretion..

(k)           Other Fees and Charges.  The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.9.                      Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a)           Time For Interest Payments.  Accrued and unpaid interest accruing on Floating Rate Advances shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.  If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.

(b)           Payment on Non Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c)           Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.10.                      Lockbox and Collateral Account; Sweep of Funds.

(a)           Lockbox and Collateral Account.

(i)           The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox.  If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account.  The Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account.  Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property.  All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.

(ii)           All items deposited in the Collateral Account shall be subject to final payment.  If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account.  The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

(b)           Sweep of Funds.  The Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Indebtedness.  Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all Indebtedness.

Section 2.11.                      Voluntary Prepayment; Reduction of the Maximum Line Amount; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part.  The Borrower may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it gives the Lender at least 3 calendar days advance written notice prior to the proposed Termination Date.  Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000.  If the Borrower terminates the Credit Facility or reduces the Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable.

Section 2.12.                      Mandatory Prepayment.

(a)           Without notice or demand, unless the Lender shall otherwise consent in a written agreement that sets forth the terms and conditions which the Lender in its discretion may deem appropriate, including without limitation the payment of an Overadvance fee, if an Overadvance shall at any time exist with respect to the Credit Facility (other than the Accommodation Overadvance), then the Borrower shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess.  Any voluntary or mandatory prepayment received by the Lender may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.13.                      Revolving Advances to Pay Indebtedness.  Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable and may deliver the proceeds of any such Revolving Advance to Wells Fargo Merchant Services, L.L.C. in satisfaction of any unpaid obligations due to Wells Fargo Merchant Services, L.L.C.

Section 2.14.                      Use of Proceeds.  The Borrower shall use the proceeds of Advances for the purpose of funding post-petition operations in accordance with the Budget.  No proceeds of any Advance may be utilized by the Borrower to finance in any way any professional fees, disbursements, costs or expenses incurred in connection with asserting, investigating, or preparing any claims or causes of action against the Lender, or its counsel or advisors (including advisors to their counsel), arising from or relating to the Pre-Petition Credit Agreement or this Agreement and/or investigating, challenging or raising any defenses to the Indebtedness and/or Liens under the Pre-Petition Credit Agreement or this Agreement.

Section 2.15.                      Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Indebtedness.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Indebtedness that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

Section 2.16.                      Single Loan.  All Advances to Borrowers and all of the other Indebtedness of Borrowers arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrowers secured by all of the Collateral.

Section 2.17.                      Grants, Rights and Remedies.  The Liens, security interests and the administrative priority granted pursuant to Article III may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into.  This Agreement, the Interim Financing Order, the Final Financing Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Lender hereunder and thereunder are cumulative.

Section 2.18.                      Perfection.  The Liens and security interests securing the Indebtedness, as granted in Article III, shall be deemed valid and perfected by entry of the Interim Financing Order and entry of the Interim Financing Order shall have occurred on or before the date of any Advance hereunder.  The Lender shall be permitted, but is not required, to file any financing statements, mortgages, leasehold mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, the Financing Orders or any other Loan Document, and such Liens and security interests shall be deemed perfected without Lender taking any action whatsoever.  Notwithstanding the foregoing, Borrower agrees, promptly upon request by Lender, to take all actions reasonably requested by Lender to perfect a first priority Lien in all or any portion of the Collateral.

Section 2.19.                      Waiver of any Priming Rights and Violative Use of Cash Collateral.  Upon the Closing Date, and on behalf of itself and its estates, and for so long as any Indebtedness shall be outstanding, the Borrowers hereby irrevocably waive any right pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise to grant any Lien of equal or greater priority than the Lien securing the Indebtedness, or to approve a claim of equal or greater priority than the Indebtedness, or to seek use of Pre-Petition Lender’s cash collateral except as expressly set forth in this Agreement, the Financing Orders or otherwise agreed to by the Pre-Petition Lender in writing.

Section 2.20.                      Waiver of Claims to Surcharge.  In accordance with the Interim Financing Order and Final Financing Order, Borrowers, their Subsidiaries and Affiliates and the Borrowers’ bankruptcy estate hereby waive and shall cause each of their respective Subsidiaries to waive, any claims to surcharge the Collateral under section 506(c) of the Bankruptcy Code, excluding, however, any such claims for matters provided for in the Budget and incurred prior to the occurrence of an Event of Default and termination of this Agreement but not paid by the Borrowers (subject to Lender’s rights to object to any such claims).

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1.                      Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a continuing first priority lien and security interest (subject only to (i) the Carveout, and (ii) Permitted Liens), in accordance with Section 364(d)(1) of the Bankruptcy Code (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Indebtedness due hereunder and the Pre-Petition Obligations. Upon request by the Lender, the Borrower will grant to the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C. and to the Pre-Petition Lender, a security interest in all commercial tort claims that the Borrower may have against any Person.

Section 3.2.                      Lien Perfection; Further Assurances.  The Interim Financing Order, and if and when it becomes effective, the Final Financing Order, shall be sufficient and conclusive evidence of the validity, perfection and priorities of the Lender’s Liens upon the Collateral, without the necessity of filing or recording any financing statement, assignment, mortgage, leasehold mortgage, preferred mortgages (formerly known as preferred ship mortgages) or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the Liens of the Lender in and to the Collateral or to entitle the Lender to the priorities granted herein; provided, however, the Borrower shall  execute such instruments, assignments, mortgages, ship mortgages, or documents as are necessary to perfect Lender’s Liens upon any of the Collateral and shall take such other action as may be reasonably required to perfect or to continue the perfection of Lender’s Liens upon the Collateral.  The Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of New York or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of Borrower’s location for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower, and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  The Borrower agrees to furnish any such information to the Lender promptly upon request.  The Borrower also ratifies its authorization for the Lender to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.  No such filing or recordation shall be necessary or required in order to create or perfect any such Lien.  At Lender’s request, Borrower shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents; provided, however, that same shall not increase the Obligations, representations, warranties or covenants of the Loan Parties hereunder.  For purposes of any such financing statements, the Loan Parties represent and warrant that the following information is true and correct:

Name and address of Loan Parties:

RCLC, Inc.
1480 Route 9 North, Suite 301
Woodbridge, New Jersey 07095
Federal Employer Identification No. 22-0743290
Organizational Identification No. 7693250000

RCPC Liquidating Corp.
1480 Route 9 North, Suite 301 Woodbridge, New Jersey 07095
Federal Employer Identification No.  22-2380407
Organizational Identification No.  0100153715

Ronson Aviation, Inc.
1480 Route 9 North, Suite 301
Woodbridge, New Jersey 07095
Federal Employer Identification No. 21-0729844
Organizational Identification No. 7693211000

RCC INC.
1480 Route 9 North, Suite 301
Woodbridge, New Jersey 07095
Federal Employer Identification No. 12177 8682 RC0001
Organizational Identification No. 629727

Name and address of Secured Party:

Wells Fargo Bank, National Association119 West 40th Street, 16th Floor

New York, New York 10018

Section 3.3.                      Superpriority Administrative Expense Claim.  Subject to the Carveout and Permitted Liens,  the Indebtedness of the Borrowers arising hereunder after the Closing Date shall constitute, in accordance with Section 364(c) of the Bankruptcy Code, a superpriority administrative claim having priority over any and all administrative expenses of and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code.  Lender shall have a superpriority administrative expense claim against the Borrower’s estate pursuant to Section 364(c) of the Bankruptcy Code for the Indebtedness and all related costs and expenses, which shall be prior, senior and superior to any other claim, including any other superpriority administrative expense claim of any kind or nature, except as provided herein and/or in the Financing Orders.  The Indebtedness of the Borrowers hereunder are claims to be afforded priority over administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code, as provided herein and/or in the Financing Orders and secured by liens pursuant to Section 364 of the Bankruptcy Code as provided herein.

Section 3.4.                      Notification of Account Debtors and Other Obligors.  The Lender may, at any time during a Default Period, notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.  Upon the occurrence of an Event of Default and during the continuation thereof, the Lender may, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service and/or Canada Post to change the address for delivery of the Borrower’s mail to any address designated by the Lender, provided that Lender shall also notify Borrower promptly after it provides such notice to the United States Postal Service and/or Canada Post, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.5.                      Assignment of Insurance.  As additional security for the payment and performance of the Indebtedness, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.6.                      Occupancy.

(a)           The Borrower hereby irrevocably grants to the Lender the right to take possession of the Premises at any time during a Default Period without notice or consent, to the exclusion of Borrower.

(b)           The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)           The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all items constituting Collateral and delivery of all such items to purchasers.

(d)           The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof.  In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.6.

Section 3.7.                      License.  Without limiting the generality of any other Security Document, each Loan Party hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Loan Party for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Loan Party for its own manufacturing and subject to the Loan Party’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.8.                      Reserved.

Section 3.9.                      Setoff.  The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Indebtedness, whether or not due.  In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.10.                      Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.

Section 3.11.                      Survival.  The Liens, lien priority, administrative priorities and other rights and remedies granted to the Lender pursuant to this Agreement, the Financing Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except for the Carveout and Permitted Liens, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Lender against the Borrower in respect of any Indebtedness;

(b)           except as provided in Section 3.1, the Liens in favor of the Lender set forth in Section 3.1 hereof shall constitute valid and perfected priming first priority Liens and security interests and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(c)           the Liens in favor of the Lender set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Lender file or record financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1.                      Conditions Precedent to the Initial Advances.  The Lender’s obligation to make the initial Advances shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a)           This Agreement.

(b)           The Revolving Note.

(c)           Each other Loan Document.

(d)           The Interim Financing Order shall have been entered by the Bankruptcy Court not later than August 19, 2010, and the Lender shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of the Lender.

(e)           Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(f)           A separate Guaranty from each Guarantor, pursuant to which each Guarantor unconditionally guarantees the full and prompt payment of all Indebtedness.

(g)           Payment of all fees due under the terms of this Agreement through the date of the initial Advance and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrower under this Agreement.

(h)           A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.

(i)           On or before the Closing Date, Lender shall have received the Budget, in form and substance satisfactory to the Lender.  The Budget will be in the form of the 10-week Budget dated August 9, 2010 and annexed hereto as Exhibit A, with such modifications (if any) as are agreed to by the Borrower and Lender.

(j)           Borrower shall have acknowledged the full amount of the Pre-Petition Obligations owing to Lender, and shall have executed a release in favor of Lender with respect to any and all claims and defenses that may be asserted by the Borrower; provided, however, that the official creditors’ committee appointed in the Chapter 11 Case will have the ability to investigate such matters and the foregoing releases and acknowledgements shall be binding on the estates if the creditors’ committee does not initiate an adversary proceeding on or before September 30, 2010.

(k)           Such other documents as the Lender in its sole discretion may require.

Section 4.2.                      Conditions Precedent to All Advances.  The Lender’s obligation to make each Advance shall be subject to the further conditions precedent that:

(a)           The representations and warranties contained in Article V are correct in all material respects on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b)           no event has occurred and is continuing, or would result from such Advance which constitutes a Default or an Event of Default;

(c)           the making of such Loan shall not contravene any law, rule or regulation applicable to the Lender;

(d)           the Lender shall have received such other agreements, instruments, approvals, and other documents referenced hereunder, each in form and substance satisfactory to the Lender, as the Lender may reasonably request;

(e)           with respect to Advances to be made subsequent to August 31, 2010, the Final Financing Order shall have been entered by the Bankruptcy Court and the Lender shall have received a certified copy of such order and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent prior written consent of the Lender (which consent shall not be implied from any other action, inaction or acquiescence of the Lender);

(f)           on the date of any such Advance, the Interim Financing Order or the Final Financing Order, as the case may be, shall have been entered by the Bankruptcy Court, and the Lender shall have received a certified copy of the same and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent the consent of the Lender; and

(g)           on the date of any Advance, Borrower shall have timely met all deadlines set forth in the Sale Transaction Schedule, unless otherwise expressly agreed to in writing by Lender in its sole discretion.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender as follows:

Section 5.1.                      Existence and Power; Name Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Parent, RCPC and RAI are corporations, duly organized, validly existing and in good standing under the laws of the State of New Jersey and are duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure so to be licensed or qualified would not have a Material Adverse Effect.  RCC is a corporation, duly organized, validly existing and in good standing under the laws of  the Province of Ontario and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure so to be licensed or qualified would not have a Material Adverse Effect.  Each Loan Party has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During the seven (7) years preceding the Funding Date, each Loan Party has done business solely under the names set forth in Schedule 5.1 or as set forth in the recitals hereof.  Each Loan Party’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Loan Party’s records relating to its business or the Collateral are kept at that location.  All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1.  The Loan Party’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.

Section 5.2.                      Capitalization.  Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrowers and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Loan Parties.

Section 5.3.                      Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Loan Parties of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Loan Parties’ Owners; (ii) other than entry of the Financing Orders, require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Loan Party or of any Loan Party’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Loan Party is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by any Loan Party.

Section 5.4.                      Legal Agreements.  This Agreement constitutes and, upon due execution by each Loan Party, the other Loan Documents will constitute the legal, valid and binding obligations of the Loan Parties, enforceable against the Loan Parties in accordance with their respective terms, subject to entry of the Financing Orders acceptable to the Lender in its sole discretion.

Section 5.5.                      Subsidiaries.  Except as set forth in Schedule 5.5 hereto, the Loan Parties have no Subsidiaries.

Section 5.6.                      Budget.  On or before the Closing Date, the Borrower has furnished to the Lender the Budget.  The Budget when delivered shall be believed by the Borrower at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Borrower, and shall have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower shall not be aware of any facts or information that would lead it to believe that such Budget is incorrect or misleading in any material respect.

Section 5.7.                      Litigation.  There are no actions, suits or proceedings pending or, to the Loan Parties’ knowledge, threatened against or affecting any Loan Party or any of their Affiliates or the properties of the any Loan Party or any of their Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to have a Material Adverse Effect, except as set forth on Schedule 5.7.

Section 5.8.                      Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9.                      Taxes.  The Loan Parties have paid or caused to be paid to the proper authorities when due all federal, state, provincial, and local taxes required to be withheld by each of them.  The Loan Parties have filed all federal, provincial, state and local tax returns which to the knowledge of the Officers of the Borrower, are required to be filed, and, except as set forth on Schedule 5.9, the Loan Parties have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10.                      Titles and Liens.  The Loan Parties have good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement filed pursuant to the UCC naming any Loan Party as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11.                      Intellectual Property Rights.

(a)           Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, registered trademarks, applications to register trademarks, registered service marks, applications to register service marks, registered designs, mask works, trade dress and copyrights for which a Loan Party is an owner of record as of the date hereof (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.11, (i) the Loan Parties own the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, other than Permitted Liens (ii) no Person other than the Loan Parties owns or, except in the ordinary course of business and set forth on Schedule 5.11, has been granted any right in the Owned Intellectual Property, (iii) all material Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Loan Parties have taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)           Reserved.

(c)           Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which the Loan Parties have licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”)as of the date hereof other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Loan Parties are obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Loan Parties’ licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens (other than Permitted Liens), court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, the Loan Parties are not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)           Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights as of the date hereof used or necessary to conduct the Loan Parties’ business in all material respects as it is presently conducted or as the Loan Parties reasonably foresees conducting it.

(e)           Infringement.  Except as disclosed on Schedule 5.11, the Loan Parties have no knowledge of, and have not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that any Loan Party must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Loan Parties’ knowledge, is there any threatened claim, in each case insofar as would reasonably be likely to have a Material Adverse Effect.

Section 5.12.                      Reserved.

Section 5.13.                      Default.  Each Loan Party is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which would reasonably be likely to have a Material Adverse Effect.

Section 5.14.                      Reserved.

Section 5.15.                      Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of a Loan Party in connection with the Borrower’s request for the credit facilities contemplated hereby (i) except as to projections, valuations or pro forma financial statements, is true and correct in all material respects, (ii) does not omit any material fact necessary, in light of the circumstances under which provided, to make such information not misleading and, (iii) as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

Section 5.16.                      Financing Statements.  Notwithstanding the provision of Section 3.2 of this Agreement, each Borrower has authorized the filing of financing statements pursuant to the UCC sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents.  When the Interim Financing Order is entered, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17.                      Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18.                      Reserved.

Section 5.19.                      Inactive Subsidiaries.  None of the Inactive Subsidiaries own any assets, perform or conduct, or shall perform or conduct, any business activities whatsoever, unless (a) Borrowers provide Lender with prior written notice of the intent to purchase assets or conduct business through an Inactive Subsidiary and (b) such Inactive Subsidiary shall become a co-borrower hereunder or a guarantor of the Indebtedness, at Lender’s discretion.

Section 5.20.                      Administrative Priority; Lien Priority.

(a)           The Indebtedness of the Borrowers will, at all times after the Closing Date, constitute allowed administrative expenses in the Chapter 11 Case, having priority in payment over all other administrative expenses and unsecured claims against the Borrowers now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code;

(b)           Pursuant to Section 364(d)(1) of the Bankruptcy Code and the Financing Orders, subject to any Permitted Liens, all Indebtedness shall be secured by a perfected priming first priority Lien on the Collateral; and

(c)           On the Effective Date, the Interim Financing Order is, and upon entry of the Final Financing Order the Final Financing Order shall be, in full force and effect and have not been reversed, vacated, modified, amended or stayed, except for modifications and amendments that are reasonably acceptable to the Lender in its sole discretion and are not subject to a pending appeal or stayed in any respect.

Section 5.21.                      Appointment of Trustee or Examiner; Liquidation.

No order has been entered or is pending in the Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Sections 1104(d) and 1106(b) of the Bankruptcy Code or (iii) to convert the Chapter 11 Case to a Chapter 7 case or to dismiss the Chapter 11 Case.

Section 5.22.                      The Chapter 11 Case.

The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice thereof and has not been dismissed as of the date of this Agreement.  The motion for approval of this Agreement was proper and sufficient pursuant to the Bankruptcy Code, the Bankruptcy Rules and the rules and procedures of the Bankruptcy Court.

ARTICLE VI

COVENANTS

So long as the Indebtedness shall remain unpaid or the Credit Facility shall remain outstanding, the Loan Parties will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1.                      Reporting Requirements.  The Loan Parties will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)           Reserved.

(b)           Reserved.

(c)           Reserved.

(d)           Collateral Reports.  (i) Semi-monthly on the 15th and last day of every month, or more frequently if the Lender so requires, each Borrower’s accounts receivable and its accounts payable and (ii) weekly, within two (2) Business Days after the end of each week, a detailed perpetual inventory report, an inventory certification report, and a calculation of each Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory.

(e)           Reserved.

(f)           Supplemental Reports.  On the first Business Day of each calendar week, or more frequently if the Lender so requires, the Borrower’s “daily collateral reports”, an inventory report, receivables schedules, collection reports, credit memos, cash receipts, copies of invoices to account debtors in excess of $5,000, signed and dated shipment documents for goods sold to said account debtors in excess of $5,000.

(g)           Litigation.  Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Loan Parties which seek a monetary recovery against any Loan Party in excess of $50,000.

(h)           Defaults.  When any Officer of a Loan Party becomes aware of the probable occurrence of any Default or Event of Default, and no later than three (3) days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by an Executive Officer of the Loan Party stating whether the Default or Event of Default can be cured, and if so, the steps being taken by the Loan Party to cure such Default or Event of Default.

(i)           Reserved.

(j)           Disputes.  Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers exceeding $20,000 individually or $50,000 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower.

(k)           Officers and Directors.  Promptly upon knowledge thereof, notice of any change in the persons constituting the Loan Parties’ Executive Officers and Directors.

(l)           Collateral.  Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(m)           Commercial Tort Claims.  Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Loan Party’s damages, copies of any complaint or demand letter submitted by the Loan Party, and such other information as the Lender may request.

(n)           Reserved.

(o)           Reports to Owners.  Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Parent shall have sent to its Owners.

(p)           SEC Filings.  Promptly after the sending or filing thereof, copies of all reports and filings which Parent shall file with the Securities and Exchange Commission or any national securities exchange.

(q)           Reserved.

(r)           Violations of Law.  Promptly upon knowledge thereof, notice of the Loan Party’s violation of any law, rule or regulation, the non-compliance with which would reasonably be likely to result in a Material Adverse Effect on the Loan Party.

(s)           Other Reports.  From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

(t)           Reporting in Dollars.  All financial statements, reports and other financial information provided by Borrowers to Lender pursuant to this Agreement shall be reported in Dollars and to the extent any amounts are converted into Dollars from any other currency for purposes of reporting pursuant to this Agreement, Borrower shall provide to Lender with the conversion rates used by Borrowers for such reporting and supporting calculations and other information as Lender may request from time to time.

(u)           Weekly Reports.  Within two (2) Business Days after the end of each week, a reconciliation, in form and substance acceptable to the Lender substantially consistent with the Borrower’s form of Budget annexed hereto as Exhibit A, of the actual cash receipts and disbursements of the Borrower and existing Advances under this Agreement for such week to the budgeted line item amounts set forth in the Budget for such week.

(v)           Trustee Reports.  All operating reports provided to the Office of the United States Trustee for the District of New Jersey.

(w)           Chapter 11 Case Pleadings.  Promptly after filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrower in the Chapter 11 Case, which papers and documents shall also be given or served on the Lender and the Lender’s counsel; provided, however, to the extent the Borrowers reasonably believe any such pleadings may impair or otherwise affect the Lender, the Pre-Petition Lender or any of their rights or remedies, the Borrowers shall provide copies of such pleadings to the Lender and the Lender’s counsel at least two (2) full Business Days prior to such documents being filed.

(x)           Committee Reports.   Promptly after sending thereof, copies of all written reports given by the Borrower to any official or unofficial creditors’ committee in the Chapter 11 Case, other than any such reports subject to privilege; provided that the Borrower may redact any confidential information contained in any such report if it provides to the Lender a summary of the nature of the information so redacted.

Section 6.2.                      Financial Covenants.

(a)           Compliance with Budget.  All Advances will be subject to the following tests against the Budget.  Within two (2) Business Days after the end of each week, a responsible officer of the Borrower shall submit to the Lender a report showing (a) actual cash collections and cash disbursements, on a cumulative basis through the previous Friday and (b) a comparison to the same periods in the Budget.  On a cumulative basis, the actual ending loan balance may not exceed the amount budgeted by more than 10%, unless the Lender otherwise consents in writing.

(b)           Capital Expenditures.  The Loan Parties will not incur or contract to incur Capital Expenditures.

Section 6.3.                      Permitted Liens; Financing Statements.

(a)           The Loan Parties will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i)           In the case of any Mortgaged Property, covenants, restrictions, rights, easements and minor irregularities in title reflected on Schedule B to a title policy covering such Mortgaged Property and acceptable to Lender and which do not materially interfere with the Loan Party’s business or operations as presently conducted;

(ii)           Liens in existence on the date hereof and listed in Schedule 6.3 hereto;

(iii)           The Security Interest and Liens created by the Security Documents;

(iv)           Reserved;

(v)           Statutory Liens of landlords and Liens of carriers, warehousemen, bailees, mechanics, materialmen and other like Liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such Liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Loan parties in accordance with GAAP; provided, that Loan Parties shall immediately pay and satisfy such Lien in the event there is any risk of forfeiture of any Collateral but may after paying and satisfying such Lien continue to prosecute any contest relating thereto;

(vi)           Deposits made in the ordinary course of business of any Loan Party (including, without limitation, security deposits of leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts, in an aggregate amount not to exceed $50,000;

(vii)           Liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens; provided, that Borrower shall immediately pay and satisfy such Lien in the event there is any risk of forfeiture of any Collateral but may after paying and satisfying such Lien continue to prosecute any contest relating thereto;

(viii)           Statutory, common law or contractual rights of set-off or Liens on money coming into possession of any depository or other financial institution in the ordinary course of business; and

(ix)           Liens in favor of Getzler Henrich & Associates LLC.

(b)           The Loan Parties will not amend any financing statements in favor of the Lender except as permitted by law.

Section 6.4.                      Indebtedness.  The Loan Parties will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on any Loan Party’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           Any existing or future Indebtedness or any other obligations of the Loan Parties to the Lender;

(b)           Any indebtedness of the Loan Parties in existence on the date hereof and listed in Schedule 6.4 hereto;

(c)           Any indebtedness relating to Permitted Liens;

(d)           Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Deferred taxes, to the extent permitted or required to be accounted for under GAAP; and

(f)           Indebtedness or advances to the Parent or to any Subsidiary thereof, a summary of which as of the date hereof is set forth on Schedule 6.28.

Section 6.5.                      Guaranties.  The Loan Parties will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           The endorsement of negotiable instruments by the Loan Parties for deposit or collection or similar transactions in the ordinary course of business;

(b)           Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c)           Guaranties of any indebtedness or other obligation of any Loan Party, such as long-term equipment leases, or any other Subsidiary of Parent, consented to in writing by Lender.

Section 6.6.                      Investments and Subsidiaries.  The Loan Parties will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(a)           Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S.  corporations rated “A 1” or “A 2” by Standard & Poor’s Ratings Services or “P 1” or “P 2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)           Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $10,000;

(c)           Prepaid rent not exceeding one month or security deposits;

(d)           Investments in Subsidiaries in existence on the date hereof and listed on Schedule 5.5 hereto;

(e)           Reserved;

(f)           Advances on behalf of Officers and Directors under applicable indemnification agreements; and

(g)           Investments in marketable securities in the amounts listed on Schedule 6.6 hereto.

Section 6.7.                      Dividends and Distributions.  No Loan Party shall declare or pay any dividends (other than dividends payable solely in stock of the Loan Parties) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly;  provided however, that the Loan Parties may declare and pay cash dividends if, (i) Lender gives its prior written consent and (ii) after giving effect to any such payment, the Loan Parties would remain in compliance with the terms of this Agreement.

Section 6.8.                      Salaries.  The Loan Parties shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonuses, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate, or pay any such increase from any source other than profits earned in the year of payment.

Section 6.9.                      Intentionally Omitted.

Section 6.10.                      Books and Records; Collateral Examination, Inspection and Appraisals.

(a)           Each Loan Party will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the its business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Loan Party, and to discuss the Loan Party’s affairs with any of its Directors or Executive Officers.

(b)           Each Loan Party hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Loan Party’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Loan Party.

(c)           Each Loan Party will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, the Mortgaged Property or any other property of any Loan Party at any time during ordinary business hours.

(d)           The Lender may also, from time to time, obtain at the Borrower’s expense an appraisal of Collateral and the Mortgaged Property by an appraiser acceptable to the Lender in its sole discretion.  Borrower’s obligation to reimburse Lender for the costs of such appraisals shall be limited to one appraisal of each Mortgaged Property and one appraisal of the other Collateral per calendar year, provided that Borrower shall also be obligated for the costs of any appraisals obtained by Lender during a Default Period.

Section 6.11.                      Account Verification.  The Lender or its agent may at any time and from time to time send or require the Loan Party to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 6.12.                      Compliance with Laws.

(a)           The Loan Parties shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, including, without limitation, the Financing Orders, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state, provincial or local law, statute or ordinance.

(b)           The Loan Parties shall (i) ensure, and cause each Subsidiary to ensure, that no Owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.

Section 6.13.                      Payment of Taxes and Other Claims.  The Loan Parties will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state, provincial and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Loan Parties; provided, that the Loan Parties shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14.                      Maintenance of Properties.

(a)           The Loan Parties will keep and maintain the Collateral and all of their other properties necessary or useful in its business in all material respects in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any material worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Loan Parties from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the Loan Parties’ judgment, desirable in the conduct of the Loan Parties’ business and not disadvantageous in any material respect to the Lender.  Each Loan Party will take all commercially reasonable steps necessary to protect and maintain its material Intellectual Property Rights.

(b)           The Loan Parties will defend the Collateral against all Liens (other than Permitted Liens), claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein.  The Loan Parties will keep all Collateral free and clear of all Liens except Permitted Liens.  Each Loan Party will take all commercially reasonable steps necessary to prosecute any Person Infringing its material Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights which would reasonably be likely to result in a Material Adverse Effect.

Section 6.15.                      Insurance.  The Loan Parties will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Loan Parties operate.  Without limiting the generality of the foregoing, the Loan Parties will at all times maintain business interruption insurance, and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit consistent with this Agreement.

Section 6.16.                      Preservation of Existence.  Each Loan Party will preserve and maintain its existence and all of its material rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in all material respects in an orderly, efficient and regular manner.

Section 6.17.                      Delivery of Instruments, etc.  Upon request by the Lender, each Loan Party will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.18.                      Sale or Transfer of Assets; Suspension of Business Operations.

(a)           Except as contemplated by the Sale Transaction Agreement, this Agreement or otherwise expressly consented to in writing by Lender, no Loan Party will sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations.  Other than as contemplated by the Sale Transaction Agreement, this Agreement and pursuant to a Sale Order, or otherwise expressly consented to in writing by Lender, no Loan Party will transfer any part of its ownership interest in any material Intellectual Property Rights or permit any agreement under which it has licensed material Licensed Intellectual Property to lapse, except that the Loan Party may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business.  If the Loan Party transfers any Intellectual Property Rights for value, the Loan Party will pay over the proceeds to the Lender for application to the Indebtedness.  No Loan Party will license any other Person to use any of the Loan Party’s Intellectual Property Rights, except that the Loan Parties may (i) grant licenses in the ordinary course of their business in connection with sales of Inventory or provision of services to their customers, and (ii) otherwise license their Intellectual Property Rights with the prior written consent of Lender, which consent shall not be unreasonably withheld; and

(b)           Borrower shall timely meet all deadlines set forth in the Sale Transaction Schedule, unless otherwise expressly agreed to by Lender in writing in its sole discretion.

Section 6.19.                      Consolidation and Merger; Asset Acquisitions.  The Loan Parties will not consolidate or amalgamate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation, amalgamation or merger) all or substantially all the assets of any other Person.

Section 6.20.                      Sale and Leaseback.  The Loan Parties will not enter into any arrangement, directly or indirectly, with any other Person whereby any Loan Party shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Loan Party intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21.                      Restrictions on Nature of Business.  The Loan Parties will not engage in any line of business materially different from that presently engaged in by the Loan Parties and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.22.                      Accounting.  The Loan Parties will not adopt any material change in accounting principles other than as required by GAAP.  The Loan Parties will not adopt, permit or consent to any change in its fiscal year.

Section 6.23.                      Discounts, etc.  After notice from the Lender during a Default Period, the Loan Parties will not grant any discount, credit or allowance to any customer of the Loan Parties or accept any return of goods sold.  If a Default Period does not exist, Loan Parties will not grant any discount, credit or allowance to any customer of the Loan Parties or accept any return of goods sold other than in the ordinary course of their business in accordance with past practices and Borrower shall include reference to such amounts in its reports provided to Lender under Section 6.1 hereof.  The Loan Parties will not at any time modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Loan Parties without Lender’s prior written consent.

Section 6.24.                      Reserved.

Section 6.25.                      Place of Business; Name.  No Loan Party will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  No Loan Party will permit any tangible Collateral or any records pertaining to the Collateral to be located in any state, province or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  No Loan Party will change its name or jurisdiction of organization except upon 30 days’ prior written notice to Lender.

Section 6.26.                      Constituent Documents; S Corporation Status.  No Loan Party will become an S Corporation.  None of RCPC, RAI or RCC will amend its Constituent Documents except to comply with applicable law and shall promptly provide Lender with copies of any required amendments after execution of same.

Section 6.27.                      Performance by the Lender.  If any Loan Party at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten Business Days after the Lender gives the Loan Parties written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Loan Party (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Loan Party shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender’s performance or observance of such covenants of the Loan Parties, each Loan Party hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Loan Party’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements required to be obtained, executed, delivered or endorsed by the Loan Party hereunder.

Section 6.28.                      Affiliate Transactions.  No Loan Party shall enter into or be a party to any agreement or transaction with any Affiliate (including without limitation any other Loan Party) except in the ordinary course of, and pursuant to the reasonable requirements of, such Loan Party’s business and upon fair and reasonable terms that are no less favorable to such Loan Party than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Loan Party, and except as set forth on Schedule 6.28.

Section 6.29.                      Sale Transaction.

(a)           The Stalking Horse Agreement shall be executed and in full force and effect on or before August 26, 2010, and at all times thereafter until closing, and any such agreement, together with any order entered by the Bankruptcy Court approving such agreement, shall not be modified, amended, superseded, or terminated absent the prior written consent of the Lender which shall not be unreasonably withheld, conditioned or delayed; such agreement shall provide for the consummation of the Sale Transaction in accordance with the Sale Transaction Schedule.

(b)           The Borrower shall comply with the Sale Transaction Schedule.  Without limiting the foregoing and for the purposes of clarity, on or before October 1, 2010 (or such other later date as the Lender may agree to in its sole discretion), Borrower shall have consummated a Sale Transaction on terms and conditions acceptable to the Lender in its reasonable discretion.

Section 6.30.                      Financing Orders; Administrative Priority; Lien Priority; Payment of Claims.

The Borrower will not:

(a)           At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Financing Orders, except for modifications and amendments agreed to by the Lender in its sole discretion in advance and in writing;

(b)           at any time, suffer to exist a priority for any administrative expense or unsecured claim against any Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Lender in respect of the Obligations;

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Liens in favor of the Lender in respect of the Collateral, except for Permitted Liens; and

(d)           prior to the date on which all Obligations have been fully and indefeasibly paid and satisfied, the Borrower shall not pay any administrative expense claims except (i) Obligations due and payable hereunder, (ii) administrative expenses incurred in the ordinary course of the Borrower’s business as contemplated by this Agreement and the Budget annexed hereto as Exhibit A, and (iii) any administrative expenses subject to the Carveout.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1.                      Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of the Revolving Note, or any default with respect to payment of any other Indebtedness due from the Loan Parties to Lender as such Indebtedness becomes due and payable;

(b)           The Borrower shall fail to comply or shall Default in the performance of any term, covenant or agreement contained in this Agreement, the Budget, the Pre-Petition Credit Agreement, the Pre-Petition Loan Documents, the Loan Documents, the Financing Orders, the Sale Order or any documents executed in connection with any of the foregoing;

(c)           An Overadvance (other than the Accommodation Overadvance) arises as the result of any reduction in the Borrowing Base, or arises in any manner on terms not otherwise approved of in advance by the Lender in writing, and such Overadvance continues for three (3) Business Days;

(d)           Except as otherwise permitted by this Agreement or otherwise consented to in writing by the Lender, any ownership interest in the assets of a Borrower shall be sold or transferred in any transaction other than a Sale Transaction, or shall become subject to a Lien;

(e)           The filing by any of the Loan Parties of any motion or proceeding that could reasonably be expected to result in impairment of the Lender’s rights under this Agreement, including any motion to surcharge the Lender or the Collateral under 11 U.S.C. § 506(c) or otherwise;

(f)           The filing of a motion by any of the Loan Parties for entry of an order staying or otherwise prohibiting the prosecution of any enforcement action or any motion or pleading seeking to challenge the Lender’s or the Prepetition Lenders’ Liens or otherwise commencing any cause of action against the Lender or the Prepetition Lenders;

(g)           The Final Financing Order has not been entered by the Bankruptcy Court on or before August 31, 2010 or any of the following Sale Transaction Schedule milestones have not been met:  (i) execution of the Sale Transaction Agreement on or before August 26, 2010; (ii) filing of a motion and approval of the Sale Transaction Bidding Procedures by August 31, 2010; (iii) approval by the Freeholders of the County of Mercer, New Jersey of the assignment of that certain lease between RAI, as lessee, and County of Mercer, as lessor, dated May 14, 1975, as amended, as more particularly described in the Mortgage, to the proposed purchaser under the Sale Transaction Agreement on or before September 7, 2010; (iv) filing on or before September 27, 2010 of a motion pursuant to section 363(b) of the Bankruptcy Code to approve the sale of substantially all of the Debtors’ assets; (v) entry of the Sale Order on or before September 29, 2010; and (vi) closing date of such sale on or before October 1, 2010;

(h)           Expiration or termination of the Borrowers’ exclusive periods to file and confirm a plan of reorganization;

(i)           Any representation or warranty made by any Loan Party in this Agreement, by any Guarantor in any Guaranty delivered to the Lender, or by any Loan Party (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall be incorrect in any material respect;

(j)           The rendering against any Borrower of an arbitration award, a final judgment, decree or order for the payment of money in excess of $25,000 or a postpetition lien on any of the Collateral and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(k)           A default under any bond, debenture, note or other evidence of material indebtedness of the Loan Parties owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other material contract, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(l)           A Change of Control occurs;

(m)           An event of default shall occur and be continuing under any Security Document;

(n)           Default in the payment of any amount owed by a Loan Party to the Lender other than any Indebtedness arising hereunder and all applicable cure periods shall have expired without cure thereof;

(o)           Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under such Guaranty  in favor of the Lender, or any Guarantor shall cease to exist;

(p)           The Lender believes in good faith that the prospect of payment in full of any part of the Indebtedness, or that full performance by a Loan Party under the Loan Documents, is impaired, or that there has occurred after the Petition Date any material adverse change in the business or financial condition of a Loan Party;

(q)           There has occurred any breach, default or event of default by or attributable to, any Owner of at least twenty percent (20%) of the issued and outstanding common stock of a Loan Party, Director, Executive Officer, Guarantor or Subsidiary of the Parent under any agreement between such person and Lender and all applicable notice and cure periods have expired;

(r)           The indictment of any Director, Executive Officer, Guarantor, or any Owner of at least twenty percent (20%) of the issued and outstanding common stock of a Loan Party for a felony offense under state, provincial or federal law;

(s)           Borrowers’ failure to pay when due, after giving effect to any applicable grace period, postpetition obligations which materially affect the Borrowers' operations;

(t)           The Borrower shall liquidate, dissolve, terminate or suspend its business operation or otherwise fail to operate its business in the ordinary course (provided that “operating in the ordinary course” shall be satisfied if a Debtor is operating in substantially the same manner as such Debtor did as of the Petition Date), merge with another Person unless the Borrower is the surviving entity; or sell or attempt to sell all or substantially all of its assets, without the Lender’s prior written consent, except as contemplated under the Sale Transaction Agreement and Sale Order;

(u)           (i) Any impairment of the Collateral that has a Material Adverse Effect, (ii) termination of RAI’s lease with the County of Mercer, New Jersey for the property that is the subject of the Lender’s Mortgage or (iii) the termination of any state or federal license or authorization or contract that has a Material Adverse Effect;

(v)           The Borrower (except following the Lender’s prior written request or with the Lender’s express prior written consent, which consent shall not be implied from any other action, inaction, or acquiescence of the Lender) shall file a motion with the Bankruptcy Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating, or amending the Financing Orders or any of the Loan Documents;

(w)           The Borrower shall file, or any other person shall obtain Bankruptcy Court approval of a Disclosure Statement for a plan of reorganization which does not provide for the full, final, and irrevocable repayment of all of the Obligations of the Borrower to the Lender upon the effectiveness of such plan, unless the Lender has expressly joined in or consented to such plan in writing;

(x)           The Borrower shall file any motion or application, or the Bankruptcy Court allows the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens and security interests granted to the Lender under the Financing Orders or the Loan Documents or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted hereunder or under the Financing Orders;

(y)           The Bankruptcy Court shall not have entered the Financing Orders or the Financing Orders shall cease to be in full force and effect after the date of entry thereof (whether due to modification, reversal, revocation, remand, stay, recission, vacation, amendment, or otherwise) without the prior written consent of Lender (and no such consent shall be implied from any other authorization or acquiescence by Lender);

(z)           The entry of an order converting the Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code, or dismissing the Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

(aa)           The entry of an order (a) which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code with respect to any material contract, lease, or obligation or against any critical vendor; (b) allowing a third party to proceed against any material assets or contracts of the Borrowers; (c) staying or otherwise prohibiting the prosecution of any enforcement action by Lender; or (d) otherwise adversely affecting the Lender’s or Prepetition Lenders’ liens, claims, or rights and remedies;

(bb)           If any creditor of the Borrower receives any adequate protection payment which is not fully acceptable to the Lender in its sole discretion, other than as set forth in the Financing Orders, or any Lien is granted as adequate protection other than as set forth in the Financing Orders;

(cc)           Borrower suspends or discontinues, or is enjoined by any court or governmental agency from continuing to conduct, all or any material part of its business (in a manner inconsistent with the Sale Transaction or such other orderly wind-down acceptable to Lender);

(dd)           A custodian or a trustee or examiner with special powers is appointed pursuant to Section 1104 of the Bankruptcy Code for the Borrower or any of its properties; or

(ee)           The Stalking Horse Agreement, once executed, and thereafter any applicable Sale Transaction Agreement, shall cease to be in full force and effect and any order entered by the Bankruptcy Court approving such Sale Transaction Agreement shall be modified, reversed, superseded, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Lender (and no such consent shall be implied from any other authorization or acquiescence by Lender).

Section 7.2.                      Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies, and the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed lifted or modified to the extent necessary to allow the Lender to take the actions described in this Section, or under any other Loan Document, without further notice or a hearing, and the Borrowers hereby waive all rights with respect to any such action by Lender:

(a)           The Lender may, by notice to the Loan Parties, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)           The Lender may, by notice to the Loan Parties, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Loan Parties hereby expressly waive;

(c)           The Lender may, without notice to the Loan Parties and without further action, apply any and all money owing by the Lender to the Loan Parties to the payment of the Indebtedness (in accordance with Section 8.20 hereof), in the Lender’s sole discretion;

(d)           The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Loan Parties hereby expressly waive) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Loan Parties will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)           Reserved;

(f)           The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(g)           The Lender may without regard to any waste, adequacy of the security or solvency of the Loan Parties, apply for the appointment of a receiver of the Collateral, to which appointment the Loan Parties hereby consent, whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred;

(h)           The Lender may exercise any other rights and remedies available to it by law or agreement; and

(i)           The Lender shall be entitled to seek the appointment of a Chapter 11 trustee and have an expedited hearing with respect to such request, on not less than three (3) Business Days notice, subject to the Bankruptcy Court’s calendar;

If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.

Section 7.3.                      Reserved.

Section 7.4.                      Certain Notices.  If notice to a Loan Party of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

Article VIII

MISCELLANEOUS

Section 8.1.                      No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Lender may comply with any applicable state, provincial or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2.                      Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Loan Parties therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Loan Parties in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.

Section 8.3.                      Notices; Communication of Confidential Information; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.  All notices, financial information, or other business records sent by any party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Loan Parties.  All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC.  The Loan Parties request that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding.  The Loan Parties shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4.                      Further Documents.  The Loan Parties will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that a Loan Party executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion); provided, however, that same shall not increase the Obligations, representations or warranties of the Loan Parties hereunder.

Section 8.5.                      Costs and Expenses.  The Loan Parties shall pay on demand all actual costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6.                      Indemnity.  In addition to the payment of expenses pursuant to Section 8.5, the Loan Parties shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)           Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)           Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained herein proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b) ; and

(iii)           Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee, as finally determined by a court of competent jurisdiction.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Loan Parties, or counsel designated by the Loan Parties and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Loan Parties’ sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Loan Parties shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The Loan Parties’ obligations under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Loan Parties’ other obligations hereunder.

Section 8.7.                      Participants.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8.                      Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement or any other Loan Document by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Any party delivering an executed counterpart of this Agreement or any other Loan Document by telefacsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.

Section 8.9.                      Retention of Loan Party’s Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by any Loan Party or in connection with the Loan Documents for more than 30 days after receipt by the Lender.  If there is a special need to retain specific records, the Loan Parties must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of the Lender taking control of same.

Section 8.10.                      Binding Effect; Assignment; Complete Agreement; Sharing Information; Confidentiality.  The Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights thereunder or any interest therein without the Lender’s prior written consent.  To the extent permitted by law, the Loan Parties waive and will not assert against any assignee any claims, defenses or set-offs which the Loan Parties could assert against the Lender.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower.  This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Loan Parties and their Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and each direct and indirect subsidiary of Wells Fargo & Company may share with each other any information that they may have in their possession regarding the Loan Parties and their Affiliates, and the Loan Parties waive any right of confidentiality they may have with respect to all such sharing of information.  Any other provision of this Agreement or the other Loan Documents notwithstanding, Lender and such other parties shall use reasonable efforts in accordance with its policies and procedures in place from time to time to maintain the confidentiality of the financial and business information it obtains from the Loan Parties and to prevent the inappropriate dissemination and disclosure thereof, provided, that nothing in this Agreement or the other Loan Documents shall prohibit the Lender from providing any information regarding the Borrower and its Affiliates to internal auditors, other operating divisions of Lender, Lender affiliates, or in response to a request from a regulatory authority having jurisdiction over Lender.

Section 8.11.                      Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12.                      Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13.                      Cross Guaranty; Subordination.

(a)           Each Borrower hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and  performance of, all Indebtedness owed or hereafter owing to Lender by each other Loan Party (including, without limitation, RCC; provided, however, that RCC shall be and is individually liable for all obligations owed under that certain Continuing Guaranty dated as of the date hereof).  Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section shall not be discharged until payment and performance, in full, of the Indebtedness has occurred, and that its obligations under this Section shall be absolute and unconditional, irrespective of, and unaffected by:

(1)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(2)           the absence of any action to enforce this Agreement (including this Section) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(3)           the existence, value or condition of, or failure to perfect its security interest in or lien against, any security for the Indebtedness or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(4)           the insolvency of any Loan Party or Guarantor; or

(5)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Indebtedness guaranteed hereunder.

(b)           Waivers by Loan Parties.  Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to subrogation, to compel Lender to marshal assets or to proceed in respect of the Indebtedness guaranteed hereunder against any other Loan Party or Guarantor, any other party or against any security for the payment and performance of the Indebtedness before proceeding against, or as a condition to proceeding against, such Loan Party.  It is agreed among each Loan Party and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section and such waivers, the Lender would decline to enter into this Agreement.

(c)           Benefit of Guaranty.  Each Loan Party agrees that the provisions of this Section are for the benefit of the Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Loan Party and the Lender, the obligations of such other Loan Party under the Loan Documents.

(d)           Election of Remedies.  If the Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a security interest in or lien upon any Collateral, whether owned by any Loan Party or by any Guarantor, either by judicial foreclosure or by non judicial sale or enforcement, the Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section.  If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Guarantor, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by Lender and waives any claim based upon such action.  Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Indebtedness.  In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Indebtedness and the amount of such bid need not be paid by Lender but shall be credited against the Indebtedness.  The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Indebtedness shall be conclusively deemed to be the amount of the Indebtedness guaranteed under this Section, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

(e)           Liability Cumulative.  The liability of each Loan Party under this Section 8.13 is in addition to and shall be cumulative with all liabilities of each Loan Party to Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Indebtedness or obligation of the other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(f)           Subordination.

(1)           Each Loan Party covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Loan Party or Guarantor), fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by any other Loan Party to such Loan Party, including any intercompany loans or trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 8.13(f), to the prior payment in full of all Indebtedness (herein, the “Senior Obligations”) and that the subordination is for the benefit of the Lender, and Lender may enforce such provisions directly.

(2)           Each Loan Party executing this Agreement hereby (i) authorizes Lender to demand specific performance of the terms of this Section 8.13(f), whether or not any other Loan Party shall have complied with any of the provisions hereof applicable to it, at any time when such Loan Party shall have failed to comply with any provisions of this Section 8.13 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(3)           Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)           The Lender shall first be entitled to receive payment in full in cash of the Senior Obligations before any Loan Party is entitled to receive any payment on account of the Intercompany Obligations.

(ii)           Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which any other Loan Party would be entitled except for the provisions of this Section 8.13(f)(3), shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the Lender, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lender.

(iii)           In the event that notwithstanding the foregoing provisions of this Section 8.13(f)(3), any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, shall be received by any other Loan Party on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Lender for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Lender.

No right of the Lender or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Loan Party with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.14.                      Judgment Currency.

(a)           All Indebtedness shall be payable by the Borrowers in Dollars.  The Loan Parties’ obligations under the Loan Documents to make payments to the Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of the Dollars payable to the Lender under the Loan Documents, and the Loan Parties shall indemnify the Lender (and the Lender shall have an additional legal claim) for any difference between such full amount and the amount effectively received by the Lender pursuant to any such tender or recovery.  The Lender’s determination of amounts effectively received by it shall be conclusive absent manifest error.

(b)           If for the purpose of obtaining or enforcing any judgment against the Loan Parties in any court in any jurisdiction, it becomes necessary to convert into any currency other than Dollars (such currency being hereinafter in this Section referred to as the “Judgment Currency”), the conversion shall be made, at the option of the Lender, at the rate of exchange prevailing on the Business Day immediately preceding the day on which the judgment is given (such business day being hereinafter in this Section referred to as the “Conversion Date”).

(c)           If there is a change in the rate of exchange prevailing between the Conversion Date and the date of actual payment of the amount due, the Loan Parties covenant and agree to pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Conversion Date.

(d)           Any amount due from the Loan Parties under Section 8.14(c) will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Loan Documents.

(e)           The term “rate of exchange” in this Section means the spot rate at which the Lender in accordance with its normal practices is able on the relevant date to purchase Dollars with the Judgment Currency and includes in either case any premium and costs of exchange payable by in connection with such purchase.

Section 8.15.                      Appointment of Borrower Representative; Reliance on Notices.  Each Loan Party hereby designates Parent as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of executing and delivering any notice of borrowing, giving instructions with respect to the disbursement of the proceeds of Advances, effecting repayment of Advances, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Loan Party under the Loan Documents.  Parent hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Loan Parties and shall be entitled to rely upon, and shall be fully protected in relying upon, any such notice or communication as such, and shall give any notice or communication required or permitted to be given to any Loan Party hereunder to Borrower Representative on behalf of such Loan Party.  Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

Section 8.16.                      Governing Law; Jurisdiction, Venue.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests granted by RCC pursuant to the other Loan Documents with respect to the Collateral owned by RCC may be governed by, and construed according to, the laws of the Province of Ontario, Canada, it being understood that, to the fullest extent permitted by the laws of such Province, the laws of the State of New York shall govern the construction, validity and enforceability of all Loan Documents and all of the Indebtedness arising hereunder and thereunder.  The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Loan Parties in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of New York, New York County, New York; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Borrower hereby irrevocably designates and appoints Parent as the designee, appointee and agent of such Borrower to receive, accept and acknowledge for and on behalf of such Borrower and its property service of any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding relating to the Loan Documents or the Indebtedness, which service may be made on Parent in accordance with legal procedures prescribed for such courts.  Each Borrower agrees that service upon it or Parent as provided for herein shall constitute a valid and effective personal service upon it and that the failure of Parent to give any notice of such service to any Borrower shall not impair or affect in any way the validity of such service.  Nothing herein contained shall, or shall be construed so as to, limit the right of the Lender to bring actions, suits or proceedings with respect to the obligations and liabilities of the Borrowers under, or any other matter arising out of or in connection with, the Loan Documents, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which the office of the Lender may be located or assets of the Borrowers may be found or otherwise shall to Parent seem appropriate, or to affect the right to service of process in any jurisdiction in any other manner permitted by the law.

Section 8.17.                      Lender as Party-in-Interest.  The Borrower hereby stipulates and agrees that the Lender is and shall remain a party in interest in the Chapter 11 Case and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith.  Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the Lender’s rights or remedies under applicable law or documentation.  Without limitation of the foregoing, the Lender shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Advances, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease); provided that the Lender will not exercise such right if the action or inaction by the Borrower which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement.

Section 8.18.                      Waiver of Right to Obtain Alternative Financing.  In consideration of the Advances to be made to the Borrower by the Lender, Borrower hereby further waives any right it may have to obtain an order by the Bankruptcy Court authorizing the Borrower to obtain financing pursuant to Section 364 of the Bankruptcy Code from any person other than the Lender, unless such financing would result in all of the Obligations to the Lender (whether arising before, on or after the date of this Agreement) being paid in full, in cash, on or before the expiration of the term of this Agreement.

Section 8.19.                      Credit Bids.  Nothing herein shall affect, and the Lender shall maintain, the Lender’s right to credit bid its claims under this Agreement and the Financing Orders pursuant to Section 363(k) of the Bankruptcy Code.

Section 8.20.                      Application of Payments to Obligations; Application of Proceeds of Collateral.

(a)           All proceeds from Collateral, whether realized through a Sale Transaction or otherwise, shall be immediately paid in cash by Borrower to Lender, and shall applied by Lender (i) first in satisfaction of outstanding Pre-Petition Obligations, and (ii) second in satisfaction of outstanding Indebtedness under this Agreement.

(b)           All payments of Indebtedness by Borrower to Lender shall be made as and when due hereunder, and shall applied by Lender (i) first in satisfaction of outstanding Pre-Petition Obligations and (ii) second in satisfaction of outstanding Indebtedness under this Agreement.

[Remainder of this page intentionally left blank]

THE LOAN PARTIES AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Agreement.

RCLC, Inc. 1480 Route 9 North, Suite 301 Woodbridge, New Jersey 07095 Telecopier: (732)-877-1789 Attention: Daryl Holcomb e-mail: dholcomb@rclcinc.com	RCLC, INC. By: ___________________________________ Name: Title:
RCPC Liquidating Corp. 1480 Route 9 North, Suite 301 Woodbridge, New Jersey 07095 Telecopier: (732)-877-1789 Attention: Daryl Holcomb e-mail: dholcomb@rclcinc.com	RCPC LIQUIDATING CORP. By: ___________________________________ Name: Title:
Ronson Aviation, Inc. 1480 Route 9 North, Suite 301 Woodbridge, New Jersey 07095 Telecopier: (732)-877-1789 Attention: Daryl Holcomb e-mail: dholcomb@rclcinc.com	RONSON AVIATION, INC. By: ___________________________________ Name: Title:
RCC INC. 1480 Route 9 North, Suite 301 Woodbridge, New Jersey 07095 Telecopier: (732)-877-1789 Attention: Daryl Holcomb e-mail: dholcomb@rclcinc.com	RCC INC. By: ___________________________________ Name: Title:

Wells Fargo Bank, National Association
Wells Fargo Capital Finance
119 West 40th Street, 16th Floor
New York, New York 10018-2500
Telecopier: 646-728-3279
Attention:  Relationship Manager for Ronson Corporation
e-mail: Peter.L.Gannon@wellsfargo.com
Christopher.Hill@wellsfargo.com

WELLS FARGO BANK, NATIONAL ASSOCIATION By: ___________________________________ Peter L. Gannon, Vice President

Exhibit A to Debtor-in-Possession Credit and Security Agreement

Budget
(To be attached)

Exhibit B to Debtor-in-Possession Credit and Security Agreement

Budget Compliance Certificate

To:           Wells Fargo Bank, National Association

Date:           [___________________, 2010]

Subject:

In accordance with our Debtor-in-Possession Credit and Security Agreement dated August ___, 2010 (as amended from time to time, the “DIP Credit Agreement”), attached are the financial statements of _____________ (the “Borrower”) dated [_________________, 2010](the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the DIP Credit Agreement.

A.           Preparation and Accuracy of Financial Statements.  I certify that the Current Financials fairly and accurately present the Borrowers’ financial condition as of the Reporting Date.

B.           Name of Borrower; Merger and Consolidation Related Issues.  I certify that:

(Check one)

☐	The Borrower has not, since the date of the DIP Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
The Borrower has, since the date of the DIP Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Lender in writing, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.           Events of Default.  I certify that:

(Check one)

☐	I have no actual knowledge of the occurrence of a Default or an Event of Default under the DIP Credit Agreement, except as previously reported to the Lender in writing.

☐
I have knowledge of a Default or an Event of Default under the DIP Credit Agreement not previously reported to the Lender in writing, as more fully described in the statement of facts attached to this Certificate.

D.           Litigation Matters.  I certify that:

(Check one)

☐	I have no actual knowledge of any material adverse change to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor.

☐
I have knowledge of material adverse changes to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor not previously disclosed in Schedule 5.7, as more fully described in the statement of facts attached to this Certificate.

E.           Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.           Compliance with Budget.  Borrower ☐ has ☐ has not complied in all respects with the covenants and restrictions set forth in Section 6.2(a) of the DIP Credit Agreement, and as a consequence Borrower ☐ is ☐ is not in compliance with Section 6.2(a) of the DIP Credit Agreement.

2.           Capital Expenditures.  Pursuant to Section 6.2(b) of the DIP Credit Agreement, the Borrower has not incurred or contracted to incur any Capital Expenses since execution of the DIP Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

RCPC LIQUIDATING CORP. By:__________________________________ Its: __________________________________
RONSON AVIATION, INC. By: __________________________________ Its: __________________________________
RCLC, INC. By: __________________________________ Its: __________________________________

Exhibit C to Debtor-in-Possession Credit and Security Agreement

Form of Final Financing Order
(To be attached)

Exhibit D to Debtor-in-Possession Credit and Security Agreement

Form of Interim Financing Order
(To be attached)

Exhibit E to Debtor-in-Possession Credit and Security Agreement

Premises

The Premises referred to in the Debtor-in-Possession Credit and Security Agreement are legally described as follows:

[To be completed by Borrower]

Exhibit F to Debtor-in-Possession Credit and Security Agreement

REVOLVING NOTE

$2,700,000	August __, 2010
For value received, the undersigned, RCPC LIQUIDATING CORP. (f/ka/a Ronson Consumer Products Corporation), a New Jersey corporation, (“RCPC”), RCLC, Inc. (f/k/a/ Ronson Corporation), a New Jersey corporation (“RCLC”) and RONSON AVIATION, INC., a New Jersey Corporation (“RAI”) (RCPC, RCLC and RAI are collectively and individually referred to as the “Borrower” or “Borrowers”), hereby promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Capital Finance operating division, on the Termination Date referenced in the Debtor-in-Possession Credit and Security Agreement dated the same date as this Revolving Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 119 West 40th Street, 16th Floor, New York, New York 10018-2500, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Seven Hundred Thousand Dollars ($2,700,000) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof.  Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement.  This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Financing Orders and Security Documents, each as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all actual costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signatures on next page]

RCPC LIQUIDATING CORP. By: __________________________________ Its: __________________________________
RONSON AVIATION, INC. By: __________________________________ Its: __________________________________
RCLC, INC. By: __________________________________ Its: __________________________________

Schedule 5.1 to Debtor-in-Possession Credit and Security Agreement

TRADE NAMES, CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF BUSINESS,

AND LOCATIONS OF COLLATERAL

TRADE NAMES

[To be completed by Borrower]

CHIEF EXECUTIVE OFFICE/PRINCIPAL PLACE OF BUSINESS

[To be completed by Borrower]

OTHER INVENTORY AND EQUIPMENT LOCATIONS

[To be completed by Borrower]

Schedule 5.2 to Debtor-in-Possession Credit and Security Agreement

CAPITALIZATION AND ORGANIZATIONAL CHART

Holder	Type of Rights/Stock	No. of shares (after exercise of all rights to acquire shares)	Percent interest on a fully diluted basis

Attach organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

[To be completed by Borrower]

Schedule 5.5 to Debtor-in-Possession Credit and Security Agreement

SUBSIDIARIES

[To be completed by Borrower]

Schedule 5.7 to Debtor-in-Possession Credit and Security Agreement

LITIGATION MATTERS IN EXCESS OF $10,000.00

[To be completed by Borrower]

Schedule 5.9 to Debtor-in-Possession Credit and Security Agreement

TAXES

[To be completed by Borrower]

Schedule 5.11 to Debtor-in-Possession Credit and Security Agreement

INTELLECTUAL PROPERTY DISCLOSURES

[To be completed by Borrower]

Schedule 6.3 to Debtor-in-Possession Credit and Security Agreement

PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.

[To be completed by Borrower]

Schedule 6.4 to Debtor-in-Possession Credit and Security Agreement

Permitted Indebtedness and Guaranties

INDEBTEDNESS

Creditor	Principal Amount	Maturity Date	Monthly Payment	Collateral

[To be completed by Borrower]

GUARANTIES

Primary Obligor	Amount and Description of Indebtedness Guaranteed	Beneficiary of Guaranty

[To be completed by Borrower]

Schedule 6.6 to Debtor-in-Possession Credit and Security Agreement

Investments in Marketable Securities

[To be completed by Borrower]

Schedule 6.28 to Debtor-in-Possession Credit and Security Agreement

Intercompany Indebtedness

[To be completed by Borrower]